Mail Stop 3561

      							May 4, 2006


Mr. Paul F. DePond
Chief Executive Officer
Notify Technology Corporation
1054 S. De Anza Blvd. Suite 105
San Jose, California, 95129

	Re:	Notify Technology Corporation
      Form 10-K SB for Fiscal Year Ended September 30, 2005
		Filed December 23, 2005

		Form 10-QSB for Fiscal Quarter Ended December 31, 2005
		File No. 0-23025

Dear Mr. DePond:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.






								Sincerely,






								Larry Spirgel
								Assistant Director

M. Paul F. DePond
Notify Technology Corporation
March 30, 2003
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